Exhibit 99.1

FOR IMMEDIATE RELEASE

NOVEMBER 23, 2016

Investor Contact: Kate Walsh, Vice President of Investor Relations, 214-721-9696, kate.walsh@enlink.com

Media Contact: Jill McMillan, Vice President of Public & Industry Affairs, 214-721-9271, jill.mcmillan@enlink.com

EnLink Midstream to Present December 7 at the Chickasaw Capital MLP Investor Conference 2016

DALLAS, November 23, 2016 — EnLink Midstream, LLC (NYSE: ENLC) (the General Partner) and EnLink Midstream Partners, LP (NYSE: ENLK) (the Master Limited Partnership) announced today that Barry E. Davis, Chairman and Chief Executive Officer, will present at the Chickasaw Capital MLP Investor Conference 2016 in New York City at 11 a.m. Eastern Standard Time on December 7.

A copy of the related presentation materials will be available on December 7 on the Investors’ page of the of www.EnLink.com.

About the EnLink Midstream Companies

EnLink Midstream is publicly traded through two entities: EnLink Midstream, LLC (NYSE: ENLC), the publicly traded general partner entity, and EnLink Midstream Partners, LP (NYSE: ENLK), the master limited partnership entity. EnLink Midstream is a leading, integrated midstream company with a diverse geographic footprint and a strong financial foundation, delivering tailored customer solutions for sustainable growth.

EnLink Midstream’s assets are located in many of North America’s premier oil and gas regions, including Oklahoma’s Midcontinent, the Permian Basin, and the Gulf Coast region. Based in Dallas, Texas, EnLink Midstream’s assets include approximately 11,000 miles of gathering and transportation pipelines, 21 processing plants with approximately 4.4 billion cubic feet per day of processing capacity, seven fractionators with approximately 260,000 barrels per day of fractionation capacity, as well as barge and rail terminals, product storage facilities, purchase and marketing capabilities, brine disposal wells, an extensive crude oil trucking fleet, and equity investments in certain private midstream companies.

Additional information about the EnLink companies can be found at www.EnLink.com.

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